EXHIBIT 10.07

[ON MACROVISION LETTERHEAD]

confidential
Via fax 415-831-8064
October 8, 1999

Mr. Ian Halifax
583 15th Avenue
San Francisco, CA  94118

Dear Ian:

We are pleased to present this offer for the position of CFO and Vice President Administration/ Operations at Macrovision Corporation reporting directly to me. In this capacity, you will be responsible for the overall management of the Company's financial operations, controls, and reporting, as well as inside and outside legal counsel, investor relations, human resources, information systems, manufacturing operations, and facilities. You will also report on a dotted line basis to John Ryan, Chairman/CEO, with regard to strategic opportunities and Board level items.

Your compensation will be a $170,000 base annual salary along with a 50,000 share stock option grant. the stock option grant will be based upon the fair market value of the Company's stock on the day of grant (which will be within a week after your acceptance of this offer upon approval by the Board of Directors) and will begin vesting according to our standard 3-year vesting schedule from the date of grant.

You will also be eligible for two additional stock option grants:

      1) A grant of 20,000 options immediately upon conclusion of a minimum $35 million follow-on offering, should the Company successfully complete such equity financing on or before September 30, 2000.

      2) A grant of 20,000 options on or before June 1, 2000, provided that the Company receives shareholder approval to increase its employee option pool and contingent on your receiving a "satisfactory" performance appraisal rating on your 6-months' interim performance review.

Additionally, you will be eligible for participation in the 1999 Executive Incentive Plan (EIP) which provides for a bonus payment of up to 30% of your 1999 earnings if Company financial targets are met, and if your individual and department goals are achieved.

As an employee, you will also enjoy other benefits such as our employee stock purchase plan, medical spending plan with a contribution to the plan by Macrovision, as well medical and dental benefits, life, long-term and short-term disability coverage, and 401(k) plan with a 20% Company match. Instead of the Company's standard 2-week vacation package, you will be eligible to earn 3-weeks in the first 12 months. A description of our benefits is attached. Additionally, your salary, along with your performance, will be reviewed at both the 6 month and 12 month anniversary dates and thereafter on a 12 month basis. If you have questions on these and other matters, please let either myself or Kim Moore know. Kim will be available after hours through the end of October.

In compliance with the Immigration Reform and Control Act of 1988, we are responsible for verifying employment eligibility of all new employees. If you choose to accept our offer, please bring with you to orientation documents that show both proof of your identity and your eligibility to work (i.e., state-issued driver's license, valid Green Card, U.K. passport, social security card, birth certificate, etc.). This offer of employment is contingent upon your providing the appropriate identification.

As Macrovision's relationships with employees is at-will, you or Macrovision may terminate the employment relationship at any time for any reason, with or without notice. Also, any dispute arising out of or relating to your employment with Macrovision, including, but not limited to, the manner in which that employment is terminated, or any claims that Macrovision has violated any state or federal civil rights laws, shall be submitted to binding arbitration under the administration of the American Arbitration Association. For your information, none of Macrovision's management team has any special contracts, and all have the same "at-will" employment provisions.

It is understood that with respect to the at-will employment relationship and the binding arbitration provision stated above, that this constitutes the full, complete and final expression of the agreement with Macrovision Corporation, and that it may not be modified, altered or amended, either expressly or impliedly, unless in writing signed by me.

It is the Company's goal to provide a reasonable cushion in financial resources and time for terminated employees in which to find new employment. The Company's standard policy is that severance pay is not an entitlement and may not be paid in all instances. When paid, the severance payment benefits will be determined as follows and will be paid only upon acceptance of a signed Release from the employee. The standard Company policy is listed on the next page.

        Length of Service                 Severance Payment
        -----------------                 -----------------

        Less than 6 months                         -0-

        6 months - 3 years                Two (2) weeks salary plus 1 week for
                                                every $10K of base salary
                                                (salary rounded to nearest $10K
                                                 increment)

        Over 3 years                      Four  (4) weeks salary plus 1 week for
                                                every $10K of base salary, to a
                                                maximum of six months salary
                                                (salary rounded to nearest $10K
                                                increment)

We are willing to offer you a special exemption to the above policy, and provide you with a guaranteed minimum six months' severance pay package (calculated on base salary) if the Company elects to terminate your employment for any reason other than for cause, regardless of when your termination occurs. In addition, if you are terminated for any reason other than for cause, we will allow you to accelerate your stock option vesting schedule by up to 12 months. As an example, if you were terminated after 15 months, your second year tranche of options would be accelerated by 9 months and would immediately vest.

"For cause" shall mean:

      1) willful and repeated failure to comply with the lawful written direction of the Company's Board of Directors

      2) gross negligence or willful misconduct in the performance of duties to the Company and/or its subsidiaries

      3) commission of any act of fraud with respect to the Company and/or its subsidiaries

      4) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries in each case as determined in good faith by the Company's Board of Directors.

We agree that the CFO position is especially vulnerable in a "change of control" situation, defined as "any merger, corporate acquisition, or other similar transaction in which the persons who are shareholders of Macrovision immediately prior to the transaction own less than 50% of the equity interests in the resulting entity immediately after the transaction." Because of this, we are willing to extend you another special severance provision and immediately vest all your unvested options should you be terminated or should there be a "constructive termination" due to a change of control - within 6 months of the change in control event. "Constructive termination" shall mean:

      5) there is a material adverse change in executive's position causing it to be of less stature or less responsibility

      6)    a reduction of more than 20% of executive's base compensation, and

      7) within 30 days immediately following such material adverse change or reduction, executive elects to terminate his/her employment voluntarily.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Macrovision from his or her previous employers any drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that Macrovision policy prohibits the transfer or use of such material from other employers. Additionally, as a condition of employment, all employees must sign a Proprietary Information, Inventions and Ethics Agreement (a copy of which is attached), as well as our Securities Trading Policy.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to me by Monday October 10th. Since you will be working two or three days per week throughout the month of October to complete your current KPMG assignments, we would be willing to place you on the payroll, effective 10/11/99, and pay you a prorated salary for the number of days that you actually work for Macrovision during the three week period 10/11/99 through 10/29/99. For your holiday week of November 1st, you could "borrow" against your 3 week vacation allowance, or take the week without pay - your choice.

Ian, we believe you'll be a strong addition to the management team in helping to grow the Company's business in new markets and technologies and in continuing to build upon our track record of success with the Wall Street analysts and institutional investors. I look forward to working with you to capitalize on the exciting personal and professional growth opportunities in front of us.

Sincerely,


/s/ William A. Krepick
William A. Kropick
President and COO

Attach:
   1)  Form of stock option agreement
   2)  Benefits package

Agreed & Accepted:            /s/ Ian Halifax               Date:  11 Oct. 1999
                              ------------------------             ------------
                               (Ian Halifax)